UNITED STATES BANKRUPTCY COURT
	FOR THE EASTERN DISTRICT OF PENNSYLVANIA



In re                                              Chapter 11

NATIONAL HEALTH & SAFETY CORP..,                   Bankruptcy No. 99-18339DWS
dba Power-X Medical Benefits Network,


       Debtor.



                              ORDER CONFIRMING
	_______________________________________

                 FOURTH AMENDED JOINT PLAN OF REORGANIZATION
	______________________________________________


    At Philadelphia, Pennsylvania, on November 6, 2001, the Court convened the confirmation hearing pursuant to 11 U.S.C. 1128 upon the Fourth Amended

Joint Plan of Reorganization dated August 21, 2000 (as the same may have been modified on the record as stated herein, the "Plan") 1  filed by National

Health & Safety Corporation (the "Debtor"), KJE I, Ltd., and MedSmart

Healthcare Network, Inc., (the "Co-Proponents" and collectively with the

Debtor, the "Proponents").

    The Court has considered the Plan, the evidence presented, the presentations of counsel, and the results of the voting on the Plan and makes the following finding of fact and conclusions of law:

    1.  The Proponents have satisfied each of the elements required for confirmation of the Plan as set forth in 11 U.S.C. 1122, 1123, 1125 and

1129.

 ________________________
    1. Terms herein shall have the same meaning as set forth in the definitions provided in the Plan.

     2.  All offering and issuances of securities under the Plan (i.e. New

Common Stock; Series A Preferred Stock; Series B preferred Stock; Class A

Warrants; New Common Stock received upon execution of class A Warrants and New

Common Stock received upon execution of Class B Warrants), other than New

Common Stock issued to KJE and the shareholders of MedSmart under Section 7.2 of the Plan are exempt from the Securities Act of 1933 and any State or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, a security,

pursuant to the provisions of Section 1145 of the Bankruptcy code.

    3.  The Proponents announced certain oral modifications to the Plan at he confirmation Hearing.  Such modifications are set forth below.  The Court finds that the modifications satisfy the requirements of sections 1122, 1123,

1125 and 1129 of the bankruptcy code.  The Court finds that the modifications do not adversely change the treatment of the claim of any creditor or the interest of any equity security holder who has not accepted in writing the modifications.  Pursuant to Bankruptcy Rule 3019, the Court finds that the modifications shall be deemed to have been accepted by all creditors and equity security holders who have previously accepted the Plan.

    4.  By confirmation of the Plan, the Debtor and the Co-Proponents have waived right to object to the claims and interests of R. Dennis Bowers and

Nelda Bowers (collectively, the "Bowers").

    5.  The Debtor announced the following oral modifications to Sections

4.1(1) of the Plan at the Confirmation Hearing:

               (1) Class 5C Any Allowed Interests of Holder of common Options. Each holder of an Allowed Interest evidenced by Common Options shall receive from the Debtor, in full an final satisfaction of its Allowed Interest, nothing. Such Allowed Interest shall be cancelled and of no further effect as of the Effective Date; provided, however, KJE will issue, to the holders of Allowed Interest evidenced by common Options, options to purchase New common Stock received by KJE under the Plan as follows: (1) the holder of every one (1) common Options to purchase one (1) share of Common Stock with an exercise price of $0.07 per share will receive the option to purchase one New Common Share for an exercise price of $0.07 per share, which option shall expire on the second anniversary of the confirmation Date; and
       (2) the holder of every one (1) common Options to purchase one (1) share of Common Stock with an exercise price of $0.17 per share will receive the option to purchase one New Common Share for an exercise price of $0.17 per share, which option shall expire on the third anniversary of the Confirmation Date. The New common Stock to be issued pursuant to such options would be Section 144 Stock. Notwithstanding anything in this paragraph to the contrary, KJE shall not be required to issue more than 8.9 million options to the Holders of Common Options. Moreover, the options to be issued under this paragraph would be subject to adjustment to the exercise price and number of shares subject to purchase in the event of a stock split prior to exercise.

	CONFIRMATION OF PLAN

     Based upon the findings of fact and conclusions of law set forth above or upon the record at the hearing on confirmation, the Court hereby ORDERS as follows:

     1.  The Plan is CONFIRMED pursuant to 11 U.S.C. section 1129.

     2.  The provisions of the Plan and this Confirmation Order are binding on the Proponents and except as may be prohibited by applicable non-bankruptcy law, each Creditor and each other party in interest in this case including,

without limitation, the Securities and Exchange Commission and the Internal

Revenue Service.  The Plan shall be and hereby is made binding upon any chapter 7 or chapter 11 trustee which may be appointed in this case, but subject to any applicable bankruptcy law regarding priority of professional fee claims.

     3.  The initial Board of Directors of the Reorganized Debtor will consist of James R. Kennard, Eugene Rothchild and Jimmy E. Nix.  The Board of

Directors is hereby authorized and directed to take such actions as may be necessary to fully consummate the Plan.  The subsequent tenure and manner of selection of directors shall be as provided int eh charter and bylaws of the

Reorganized Debtor, as modified by the Plan.

     4.  The respective corporate officers of the Debtor shall serve as the initial officers of the Reorganized Debtor on the Effective Date.

Specifically, James Kennard shall serve as President and Chief Executive

Officer of the Debtor and Reorganized Debtor and Roger Folts shall serve as the Chief Financial Officer and Secretary of the Debtor and the Reorganized

Debtor.  The selection of officers of the Reorganized Debtor after the

Effective Date shall be as provided in the Reorganized Debtor's charger and bylaws, as amended by the Plan.

     5.  Notwithstanding anything in the Plan to the contrary, the Debtor shall comply with all the provisions of 28 U.S.C. section 1930.

     6.  The Court directs that the Proponents file, as provided under Section

9.1 of the Plan, any objections that they may have to the claims or interests asserted by Healthmed, Inc. and Premium Holding, Inc. on or before 30 days of the entry of this Confirmation Order.  Any such objections shall contemporaneously be served on counsel for the Bowers.

     7.  All objections to confirmation have been previously withdrawn or are hereby overruled.

     8.  This Court will retain subject matter jurisdiction of pot-

confirmation disputes only to the extent allowed by federal bankruptcy law,

any language in the confirmed plan notwithstanding.

     9.  As permitted by 11 U.S.C. section 1141(d)(1) ("[e]xcept as otherwise proved in...the order confirming the plan"0, the Debtor shall obtain a discharge of its debts only upon substantial consummation of its plan.  Accord Matter of C & P Gray Farms, Inc., 70 B.R. 704,

710-11 (Bankr. W.D.Mo. 1987).

     10.  The Debtor shall file monthly reports required by Local Bankr.R.

3021-1 until the case is closed and shall serve those reports upon the office of the United States trustee and upon any party in interest who requests such service.

     11.  The plan proponent shall send notice of this order as required by

Fed.R.Bankr.P. 2002(f)(7).



                                                 /s/
                                     _____________________________________
                                         DIANE WEISS SIGMUND
                                        United States Bankruptcy Judge

Dated: November 27, 2000

































courtesy copies from Chambers mailed to:

Kevin J. Carey
FOX, ROTHSCHILD, O'BRIEN & FRANKEL, LLP
2000 Market Street, 10th Floor
Philadelphia, PA 19103-3291

Richard G. Grant
LAW OFFICES OF RICHARD G. GRANT
3102 Oak Lawn Ave., Suite 700
Dallas, Texas 75219

Dave P. Adams, Esquire
Office of the U.S. Trustee
601 Walnut Street
Curtis Center - Suite 950 West
Philadelphia, PA 19106